Exhibit 3.1

CORRECTED

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

MYND ANALYTICS, INC.

Pursuant to Section 103(f) of the General

Corporation Law of the State of Delaware

MYnd Analytics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"),

DOES HEREBY CERTIFY:

1.	The name of the Corporation is: MYnd Analytics, Inc.

2.	That a Certificate of Amendment was filed by the Secretary of State of Delaware on September 19, 2016 (the “Certificate”) and that said Certificate requires correction as permitted by Section 103(f) of the DGCL.

3.	The inaccuracy or defect of said Certificate to be corrected is as follows:

The Certificate amended and restated Article IV of the Corporation's Certificate of Incorporation in its entirety with respect to the Corporation's capital stock, whereas the Certificate was intended to only amend and restate Section 4.B. of said Article IV with respect to the Corporation's common stock.

4.	The Certificate of Amendment is hereby corrected to read in its entirety, as set forth on Exhibit A.

IN WITNESS WHEREOF, the Corporation has caused this Corrected Certificate of Amendment to be signed by an authorized officer of the Corporation, as of this 13th day of July 2017.

MYND ANALYTICS, INC.

By:	/s/ George C. Carpenter IV
Name:	George C. Carpenter IV
Title:	President

EXHIBIT A

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
MYND ANALYTICS, INC.

MYnd Analytics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors (the “Board”) of MYnd Analytics, Inc. (formerly known as CNS Response, Inc.) (the “Corporation”) on September 2, 2015, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation (the “Charter”) approving of a reverse stock split by a ratio of not less than 1-for-10 and not more than 1-for-200 (the “Range”), as determined at the sole discretion of the Board (the “Reverse Split”), and, declaring said amendment (hereinafter the “Amendment”), to be advisable and calling for consent of the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed Amendment is substantially as follows:

RESOLVED, that the Board declares it advisable and in the best interests of the Corporation to amend the Charter to effect the Reverse Split, at a ratio with the Range, as determined by the Board, at its discretion; and be it further

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by amending and restating Section 4.B. of Article IV thereof relating to the common stock of the Corporation, so that, as amended and restated, Section 4.B. of Article IV shall be and read in its entirety, as follows:

"Section 4.B. Common Stock. The total number of shares of common stock which the Corporation shall have authority to issue is Five Hundred Million (500,000,000) shares, with a par value of $0.001 per share. Stockholders shall not have preemptive rights or be entitled to cumulative voting in connection with the shares of the Corporation's common stock.

Upon the effectiveness of the amendment to the Certificate of Incorporation adding this paragraph thereto (the “Effective Time”), each 200 shares of outstanding common stock, par value $0.001 per share (for purposes of this Article IV “Old Common Stock”), of the Corporation issued and outstanding immediately prior to the Effective Time shall be, without any action of the holder thereof, automatically combined into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share (for purposes of this Article IV, the “New Common Stock”) of the Corporation (the “Reverse Split”). Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined. No fractional shares of common stock will be issued as a result of the Reverse Split. In the event the Reverse Split leaves a stockholder with a fraction of a share, the number of shares due to the stockholder shall be rounded up. For example, if the Reverse Split leaves an individual stockholder with one and one half shares, the stockholder will be issued, post Reverse Split, two whole shares."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held on October 28, 2015 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, pursuant to which a majority of each class of stockholders voted in favor of the Amendment.

THIRD: That said Amendment was duly adopted on August 24, 2016 in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said Amendment.

FIFTH: The foregoing Amendment shall be effective as of September 21, 2016, at 8:00 a.m. Eastern Time.

SIXTH: Except as set forth in this Amendment, the Certificate of Incorporation, as previously amended, remains in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Certificate of Incorporation of MYnd Analytics, Inc. as of September 19, 2016.

MYND ANALYTICS, INC.

By:	/s/ George C. Carpenter_IV
Name:	George C. Carpenter IV
Title:	President